Exhibit 99.2

Calavo Growers Evaluating Potential Sale of Its

Fresh Cut Business (formerly “RFG”); Declares Quarterly Dividend

SANTA PAULA, CA, January 16, 2024 —Calavo Growers, Inc. (Nasdaq: CVGW), a global avocado-industry leader and provider of convenient, ready-to-eat fresh food, today announced that it is exploring a sale of its Fresh Cut Business (formerly “RFG”) to F&S Fresh Foods.

“Since I returned to Calavo as CEO in March, we have renewed our focus on our core avocado and guacamole businesses to maximize profitability, and I am pleased with the progress we have made,” said Lee E. Cole, President and Chief Executive Officer of Calavo Growers, Inc. “To dedicate more focus to our core and to maximize shareholder value, we have been exploring strategic alternatives for our Fresh Cut business, previously known as RFG. I am pleased to share that we have signed a non-binding letter of intent to evaluate a sale of our Fresh Cut business and some related real estate with F&S Fresh Foods, a leader in the industry and one of our long-trusted co-packing partners.”

Highlights of the contemplated transaction include:

•	Total transaction value of approximately $100 million, subject to customary adjustments
•	Significant reduction to Calavo’s post-transaction SG&A
•	Transaction closing anticipated in second fiscal quarter of 2024
•	Expected use of proceeds includes debt reduction, growing our core business and returning cash to shareholders

There can be no assurance that a definitive agreement will result from the discussions with F&S Fresh Foods and terms are still subject to negotiation. The Company will provide more information when and if a definitive agreement is executed.

Dividend

The Company also announced today that its Board of Directors declared a quarterly cash dividend on its common stock of $0.10 per share. The dividend will be paid on January 31, 2024, to Calavo Grower’s shareholders of record as of the close of business on January 26, 2024.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market

Calavo Growers, Inc.

growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements include statements about the potential sale of the Fresh Cut business and certain related real estate (the “Potential Transaction”), the use of any proceeds from the potential sale and the potential reduction in SG&A expenses. These statements are based on our current expectations and are not promises or guarantees. Risks and uncertainties that may cause actual events and results to be materially different from any events or results expressed or implied by the forward-looking statements include, but are not limited to, the ability of the parties to reach a binding agreement for the Potential Transaction, the potential that the price, structure, form of consideration (for example, cash, promissory, equity) and other material terms may be materially different than currently expected, the continuing financial and operating performance of the Fresh Cut business during the negotiation process, and the proposed purchaser’s willingness and ability to provide the capital and/or financing necessary to complete the transaction. Any transaction will be subject to the satisfaction or waiver of certain closing conditions, including but not limited to, the availability of third-party consents that may be required, the accuracy of each party’s representations and warranties contained in any binding agreement, compliance by each party with its respective covenants contained in any binding agreement, and the potential requirement of a transaction services agreement for continuing services by the Company to the purchaser for a period of time following any closing. Any of these risk and uncertainties, or the failure of any closing conditions, could lead to no transaction being consummated or to any transaction being consummated having less favorable consideration or other terms than currently anticipated. Whether or not the closing occurs, the announcement and pendency of the Potential Transaction may adversely affect the Company’s relationships with customers, vendors or employees and may adversely affect operating results and business generally. If the Potential Transaction is delayed or is not completed for any reason, investor confidence may decline and we may face negative publicity and possible litigation. For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 and updates contained in subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, and any subsequent updates that may be contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246